Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Copper Mountain Networks, Inc. on Form S-3 of our report dated February 13, 2004, appearing in the Annual Report on Form 10-K of Copper Mountain Networks, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Diego, California

May 12, 2004